EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Sarah Carmody, Investor Relations
617.779.7892
scarmody@amicas.com
AMICAS REPORTS FINANCIAL RESULTS FOR THE FOURTH FISCAL QUARTER AND
YEAR ENDED DECEMBER 31, 2006
Positive cash flow from operations achieved for Q4 and the year
Boston, MA, February 28, 2007 /PRNewswire/ — AMICAS, Inc. (Nasdaq: AMCS), a leader in radiology and medical image and information management solutions, today reported unaudited financial results for the fourth fiscal quarter and year ended December 31, 2006.
Q4 Financial Highlights
Revenue: Total revenues for the fourth quarter of 2006 were $11.4 million compared to $14.3 million for the fourth quarter of 2005.
Operating Income/Loss: Operating loss for the fourth quarter of 2006 was $2.1 million compared to operating income of $628,000 for the fourth quarter of 2005.
Net Income/Loss: The Company’s net loss from continuing operations for the fourth quarter of 2006 was $1.1 million or $(0.03) per share, compared to net income from continuing operations of $818,000, or $0.02 per share, for the fourth quarter of 2005.
In the fourth quarter of 2006, both operating loss and net loss from continuing operations included $384,000 of non-cash stock-based compensation expense and $783,000 of depreciation and amortization. In the fourth quarter of 2005, both operating income and net income from continuing operations included $437,000 of restructuring, settlement, severance or impairment charges and $865,000 of depreciation and amortization.
Cash and Cash Flow: AMICAS ended the fourth quarter of 2006 with a cash, cash equivalents and marketable securities balance of $71.8 million, no long-term debt and working capital of $69.0 million. For the fourth quarter ended December 31, 2006, net cash provided by operations was $2.1 million.
Fiscal Year-to-Date Financial Highlights
Revenue: Total revenues for the year ended December 31, 2006 were $49.4 million compared to $52.8 million for the year ended December 31, 2005.
Operating Income/Loss: Operating loss for the year ended December 31, 2006 was $4.9 million compared to an operating loss of $5.0 million for the year ended December 31, 2005.
Net Income/Loss: The Company’s net loss from continuing operations for the year ended December 31, 2006 was $1.3 million, or $(0.03) per share, compared to a net loss from continuing operations of $2.0 million, or $(0.04) per share, for the year ended December 31, 2005.
For the year ended December 31, 2006, both operating loss and net loss from continuing operations included $1.8 million of stock-based compensation expense and $3.2 million of depreciation and amortization. For the year ended December 31, 2005, both operating loss and net loss from continuing operations included $5.7 million of restructuring, settlement, severance or impairment charges and $3.7 million of depreciation and amortization.
Cash Flow: For the year ended December 31, 2006 net cash provided by operations was $4.0 million.

Stock Repurchase: During the fourth quarter of 2006, the Company repurchased approximately 344,000 shares of its common stock for approximately $1.0 million. Under the stock repurchase plan, during 2006, the Company repurchased 4.5 million shares of its common stock for approximately $15.0 million, the total amount authorized by the AMICAS Board of Directors.
Business Perspective
Dr. Stephen Kahane, CEO and chairman of AMICAS, said “As we mentioned in previous quarters, 2006 was a challenging year in the image and information management marketplace. Even with obstacles such as the Deficit Reduction Act (DRA) and other reimbursement pressures, AMICAS ended the year with a strong cash and marketable securities balance, positive operating cash flow, a strong recurring revenue base and no debt. Our key goals in 2006 were to enhance our marketing capabilities, better our sales execution strategy, create innovative and top quality products and solutions and improve overall customer satisfaction. Everyone at AMICAS worked very hard and we believe many of these goals were obtained. We believe that AMICAS is entering 2007 in a stronger and more competitive position.”
“We anticipate growth in our pipeline in 2007 in part due to the showing and subsequent release of new and enhanced products at the Radiological Society of North America (RSNA) held in November 2006,” added Dr. Kahane. “AMICAS remains committed to becoming the leading independent image and information management solutions provider in the healthcare industry. Now more than ever, we believe that our innovative suite of products, strong and experienced team and our dedicated focus on image and information management will help to ensure the success of our customers by enabling them to grow, differentiate and efficiently run their businesses in 2007 and beyond.”
Peter McClennen, president and COO of AMICAS, said “We believe this past November’s RSNA was the most successful show to date for AMICAS. There was a significant buzz and increased interest around our newly showcased products such as Vision Reach, RadStream, and Insight Dashboards. In addition, in early February 2007 AMICAS released the next generation of its flagship picture archiving communication system (PACS) product, AMICAS Vision Series PACS version 5.0. AMICAS has successfully deployed Vision Series PACS version 5.0 at six customer sites to date and is in the process of another thirty additional implementations.”
Mr. McClennen continued, “We have had great feedback from our customers on the enhanced functionality and new features of Vision Series PACS version 5.0, including enhanced 3D, Mammography primary reading, an updated technology infrastructure and new Vision Reach product. We believe Vision Reach to be unique in the marketplace. We believe we are the only vendor that offers a product with the depth and power of Vision Reach and expect this product, as well as others to be released, will continue to distinguish AMICAS from the competition and enable us to successfully deliver value for our customers and grow the Company going forward.”
Dr. Kahane added, “AMICAS has entered 2007 re-energized, focused and ready to work relentlessly to reach our goals and objectives and become the leading independent vendor of choice in the image and information management marketplace.”
Looking Forward
AMICAS expects 2007 revenues to be between $51 million and $55 million, with a net loss for fiscal year 2007 of between ($0.06) and ($0.01) per share. This represents a year over year revenue increase of between 3 and 10%.
As imaging businesses embrace automation as part of the answer to the DRA and other trends and with the collection of new product introductions already in progress, AMICAS expects 2007 bookings growth of about 30%. Bookings are defined as contractual commitments from customers for licenses, services, hardware and maintenance/support.

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Conference Call
AMICAS will host a conference call on Thursday, March 1st at 8:30 a.m. Eastern Time to discuss the Company’s 2006 fourth fiscal quarter and year end results. Investors and other interested parties may dial into the call using the toll free number 1.800.896.8445 (conference ID: 7AMICAS). The conference call will also be available via Webcast at www.amicas.com. Following the conclusion of the call, a replay will be available at 800.723.7372 or 402.220.2666 until April 1, 2007.
AMICAS, Vision Series, Vision Reach, RadStream and AMICAS Insight are trademarks or registered trademarks of AMICAS, Inc.
About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leader in radiology and medical image and information management solutions. The AMICAS® Vision Series™ products provide a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Acute care and hospital clients are provided a fully-integrated, HIS/RIS-independent PACS, featuring advanced enterprise workflow support and scalable design. Complementing the Vision Series product family is AMICAS Insight™ Solutions, a set of client-centered professional and consulting services that assist our customers with a well-planned transition to a digital enterprise. HIS and RIS mean hospital information system and radiology information system, respectively.
Safe Harbor Statement
Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about future financial and operating results. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the Company’s quarterly sales are concluded in the last month of the fiscal quarter; the length of sales and delivery cycles; the deferral and/or realization of deferred software license and system revenues according to contract terms; the timing, cost and success or failure of current and new product and service introductions and product upgrade releases; potential patent infringement claims against AMICAS and the related defense costs; the ability of AMICAS to comply with all government laws, rules and regulations; and other risks affecting AMICAS’ businesses generally and as set forth in AMICAS’ most recent filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” of our most recent annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. AMICAS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. The financial statements and information as of, and for the period ended, December 31, 2006 contained in this press release are subject to review by the Company’s independent registered public accounting firm.

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AMICAS, Inc.
Condensed Consolidated Balance Sheet
(In thousands, except share data)

	December 31,	December 31,
	2006	2005
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$7,331	$82,214
Marketable securities	64,436	—
Accounts receivable, net	11,387	15,316
Computer hardware held for resale, prepaid expenses and other current assets	4,729	1,152

Total current assets	87,883	98,682

Property and equipment,net	1,369	1,259
Goodwill	27,313	27,313
Acquired/developed software, net	7,665	9,623
Other intangible assets, net	2,084	2,511
Other assets	557	897

Total assets	$126,871	$140,285

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,052	$11,151
Deferred revenue, including unearned discounts	10,867	8,495

Total current liabilities	18,919	19,646

Other liabilities, primarily unearned discounts	397	726

Stockholders’ equity:
Preferred stock $.001 par value; 2,000,000 shares authorized;	—	—
none issued or outstanding
Common stock $.001 par value; 200,000,000 shares authorized;	51	50
51,066,966 and 50,355,684 shares issued, respectively
Additional paid-in capital	226,764	222,927
Accumulated other comprehensive loss	(4)	—
Accumulated deficit	(97,616)	(96,592)
Treasury stock, at cost, 6,523,392 and 1,985,502 shares, respectively	(21,640)	(6,472)

Total stockholders’ equity	107,555	119,913

Total liabilities and stockholders’ equity	$126,871	$140,285

AMICAS, Inc.
Consolidated Statements of Operations
Three and twelve months ended December 31, 2006
(In thousands, except per share data)

	Three Months Ended,		Twelve Months Ended,
	December 31,		December 31,
	2006 (Unaudited)	2005 (Unaudited)	2006 (Unaudited)	2005 (Audited)
Revenues
Maintenance and services	$8,991	$9,766	$36,258	$36,813
Software licenses and system sales	2,453	4,554	13,179	15,998

Total revenues	11,444	14,320	49,437	52,811

Costs and expenses
Cost of revenues:
Maintenance and services [1]	3,898	3,686	15,003	14,163
Software licenses and system sales	1,424	2,319	7,644	6,413

Gross Margin	6,122	8,315	26,790	32,235

Selling, general and administrative [2]	5,866	4,682	21,770	20,701
Research and development [3]	2,075	2,192	8,705	9,047
Depreciation and amortization	294	376	1,238	1,777
Settlement, severance and impairment charges	—	437	—	5,677

Total operating expenses	8,235	7,687	31,713	37,202

Operating income (loss)	(2,113)	628	(4,923)	(4,967)

Interest income	988	838	3,753	2,516
Interest expense	—	—	—	(751)

Income (loss) from continuing operations, before income taxes	(1,125)	1,466	(1,170)	(3,202)
(Benefit from) provision for income taxes	21	648	84	(1,197)

Income (loss) from continuing operations	(1,146)	818	(1,254)	(2,005)
Gain (loss) on sale of discontinued operations, net	—	204	230	46,277
Income (loss) from discontinued operations	—	(29)	—	(57)

Net income (loss)	$(1,146)	$993	$(1,024)	$44,215

Net income (loss) per share
Basic:
Continuing operations	$(0.03)	$0.02	$(0.03)	$(0.04)
Discontinued operations	0.00	0.00	0.00	1.00

	$(0.03)	$0.02	$(0.03)	$0.96

Diluted:
Continuing operations	$(0.03)	$0.02	$(0.03)	$(0.04)
Discontinued operations	0.00	0.00	0.00	1.00

	$(0.03)	$0.02	$(0.03)	$0.96

Weighted average number of shares outstanding:
Basic	45,135	48,064	46,499	46,285
Diluted	45,135	50,894	46,499	46,285

(1)	Includes $17,000 and $54,000 in stock-based compensation expense for the three months and year ended December 31, 2006.

(2)	Includes $312,000 and $1.5 million in stock-based compensation expense for the three months and year ended December 31, 2006.

(3)	Includes $55,000 and $196,000 in stock-based compensation expense for the three months and year ended December 31, 2006.